News Release

HOPE BANCORP REPORTS 2021 FIRST QUARTER FINANCIAL RESULTS

LOS ANGELES - April 27, 2021 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for its first quarter ended March 31, 2021.

For the three months ended March 31, 2021, net income totaled $43.7 million, or $0.35 per diluted common share, representing an increase of 54% from $28.3 million, or $0.23 per diluted common share in the fourth quarter of 2020 and an increase of 68% from $26.0 million, or $0.21 per diluted common share, in the year-ago first quarter.

“First quarter results were solid, reflecting the continued benefits of the operational improvements that we implemented in 2020,” said Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. “We continued to support our customers in this pandemic-challenged business environment by providing $305 million in the second round of PPP funding, which contributed to new loan originations totaling $847 million in the first quarter. Noninterest bearing deposits increased 13% from year-end and accounted for a record high 38% of total deposits at March 31, 2021. This contributed to a sixth consecutive quarter of declining cost of deposits, which supported another quarter of net interest margin expansion for the Company. Additionally, we continued to proactively manage our expenses which resulted in noninterest expense to average assets improving to 1.65% from 1.69% in the preceding quarter.

“During the first quarter, we saw an expected increase in our criticized assets due to the impact COVID-19 has had on the travel industry, but remain well reserved given the considerable build up of our allowance for credit losses last year in anticipation of the eventual migration of these credits in the normal course of the credit administration process. We are, however, pleased to see the continued improvements in the economy, which supported a significantly lower provision expense this quarter and contributed to a 54% increase in net income quarter-over-quarter. With the vaccination campaign in the U.S. well underway and the COVID-related restrictions gradually being lifted, we have greater confidence in our ability to deliver enhanced performance as the year proceeds.”

Q1 2021 Highlights
•Net interest income before provision for credit losses increased 2% quarter-over-quarter to $122.6 million, benefiting from reduced interest expense due to lower cost of deposits.
•Net interest margin expanded 4 basis points quarter-over-quarter.
•Noninterest bearing demand deposits increased 13% quarter-over-quarter and increased as a percentage of total deposits to 38% from 34% at year-end 2020.
•Cost of interest bearing deposits decreased 15 basis points and total cost of deposits decreased 12 basis points quarter-over-quarter continuing a six-quarter trend of declining deposit costs.
•Loan originations totaled $847.1 million, including a second round of PPP fundings of $304.7 million, and contributed to a 1.0% increase in loans receivable quarter-over-quarter, or 4.1% annualized.
•Efficiency ratio improved to 53.61% from 53.77% quarter-over-quarter and noninterest expense to average assets improved to 1.65% from 1.69%.
•Net income increased 54% quarter-over-quarter and totaled $43.7 million, or $0.35 per diluted common share.

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Financial Highlights

(dollars in thousands, except per share data) (unaudited)	At or for the Three Months Ended
	3/31/2021	12/31/2020	3/31/2020
Net income	$43,687	$28,319	$25,953
Diluted earnings per share	$0.35	$0.23	$0.21
Net interest income before provision for credit losses	$122,579	$120,756	$119,291
Net interest margin	3.06%	3.02%	3.31%
Noninterest income	$8,804	$11,415	$13,264
Noninterest expense	$70,431	$71,063	$72,140
Net loans receivable	$13,494,686	$13,356,472	$12,438,493
Deposits	$14,301,269	$14,333,912	$12,836,567
Total cost of deposits	0.36%	0.48%	1.34%
Nonaccrual loans(1)	$109,858	$85,238	$72,639
Nonperforming loans to loans receivable(1)	1.11%	0.91%	0.93%
ACL to loans receivable	1.52%	1.52%	1.15%
ACL to nonaccrual loans(1)	189.28%	242.55%	199.51%
ACL to nonperforming assets(1)	121.94%	144.24%	103.62%
Provision for credit losses	$3,300	$27,500	$28,000
Net charge offs	$2,098	$608	$3,421
Return on average assets (“ROA”)	1.02%	0.67%	0.67%
Return on average equity (“ROE”)	8.53%	5.54%	5.12%
Return on average tangible common equity (“ROTCE”)(2)	11.11%	7.21%	6.69%
Noninterest expense / average assets	1.65%	1.69%	1.87%
Efficiency ratio	53.61%	53.77%	54.42%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation.
(2) Return on average tangible common equity is a non-GAAP financial measure. A reconciliation of the Company’s return on average tangible common equity is provided in the accompanying financial information on Table Page 9.

Operating Results for the 2021 First Quarter
Net interest income before provision for credit losses for the 2021 first quarter increased 2% to $122.6 million from $120.8 million in the 2020 fourth quarter and increased 3% from $119.3 million in the 2020 first quarter. The Company attributed the increase in net interest income primarily to meaningful reductions in interest expense due to lower trending cost of deposits.

The net interest margin for the 2021 first quarter increased 4 basis points to 3.06% from 3.02% in the preceding 2020 fourth quarter, reflecting the benefits of lower deposit costs, partially offset by lower weighted average yield on loans. The net interest margin in the prior-year first quarter was 3.31%.

The weighted average yield on loans for the 2021 first quarter was 3.94%, compared with 4.03% in the preceding fourth quarter and 5.06% in the year-ago first quarter.

The weighted average cost of deposits for the 2021 first quarter decreased for the sixth consecutive quarter to 0.36%, representing a 12 basis point decrease from 0.48% for the 2020 fourth quarter and a 98 basis point decrease from 1.34% for the 2020 first quarter. The Company attributed the significant improvements in the weighted average cost of deposits to a continuing shift in its deposit mix to lower-cost core deposits and the ongoing downward repricing of interest bearing deposits. The cost of interest bearing deposits was 0.56%, 0.71% and 1.76% at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

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Noninterest income totaled $8.8 million for the 2021 first quarter, compared with $11.4 million in the preceding fourth quarter. The largest factors contributing to the decrease included a $1.5 million decline in quarter-over-quarter swap fee income and a $1.2 million reduction in deposit service fees which was largely attributable to the Company’s exiting certain money service business accounts. These decreases were partially offset by increases in loan servicing fees and gain on sales of residential mortgage loans. Noninterest income in the year-ago first quarter totaled $13.3 million.

Noninterest expense for the 2021 first quarter decreased to $70.4 million from $71.1 million in the preceding fourth quarter and $72.1 million in the year-ago first quarter.

Salaries and employee benefits expense for the 2021 first quarter increased 1% to $41.2 million from $40.9 million in the preceding fourth quarter and included higher payroll taxes and 401k contributions partially offset by an increase in loan origination costs of $1.4 million related to the second round of PPP funding. On a year-over-year basis, salaries and employee benefits expense decreased 3% from $42.5 million in the 2020 first quarter.

The Company’s efficiency ratio for the 2021 first quarter improved to 53.61% from 53.77% for the preceding fourth quarter and from 54.42% for the year-ago first quarter. Noninterest expense as a percentage of average assets improved to 1.65% for the 2021 first quarter from 1.69% for the 2020 fourth quarter and from 1.87% for the 2020 first quarter.

The effective tax rate for the 2021 first quarter was 24.2%, compared with 15.7% for the preceding fourth quarter and 19.9% in the year-ago first quarter. The Company noted that its effective tax rate for 2020 fourth quarter reflected a lower tax provision based on adjustments to applicable state apportionment factors.

Balance Sheet Summary
New loan originations funded during the 2021 first quarter totaled $847.1 million and included second round PPP funding of $304.7 million, traditional SBA loan production of $36.8 million and residential mortgage loan originations of $69.8 million. For the preceding 2020 fourth quarter, new loan originations funded totaled $844.2 million, including SBA loan production of $25.5 million, residential mortgage loan originations of $62.5 million and fundings related to two new warehouse mortgage lines of credit of $106.8 million. In the year-ago first quarter, new loan originations funded totaled $624.5 million, including SBA loan production of $49.8 million and residential mortgage loan originations of $37.4 million. There were no new warehouse mortgage lines of credit established in the 2021 and 2020 first quarters.

At March 31, 2021, loans receivable increased 1% to $13.70 billion from $13.56 billion at December 31, 2020 and increased 9% from $12.58 billion at March 31, 2020.

Total deposits at March 31, 2021 amounted to $14.30 billion, down slightly from $14.33 billion at December 31, 2020 but up 11% from $12.84 billion a year ago at March 31, 2020. Reflecting a continuing positive shift in the mix of deposits, noninterest bearing demand deposits increased 13% quarter-over-quarter and increased 80% year-over-year and accounted for 38%, 34% and 24% of total deposits at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

Following is the deposit composition as of March 31, 2021, December 31, 2020 and March 31, 2020:

(dollars in thousands) (unaudited)	3/31/2021	12/31/2020	% change	3/31/2020	% change
Noninterest bearing demand deposits	$5,427,174	$4,814,254	13%	$3,010,143	80%
Money market and other	5,009,419	5,232,413	(4)%	4,851,000	3%
Saving deposits	305,326	300,770	2%	272,577	12%
Time deposits	3,559,350	3,986,475	(11)%	4,702,847	(24)%
Total deposit balances	$14,301,269	$14,333,912	—%	$12,836,567	11%

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Following is the deposit composition as a percentage of total deposits and a breakdown of cost of deposits as of and for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020:

	Deposit Breakdown			Cost of Deposits
(dollars in thousands) (unaudited)	3/31/2021	12/31/2020	3/31/2020	Q1 2021	Q4 2020	Q1 2020
Noninterest bearing demand deposits	38.0%	33.6%	23.5%	—%	—%	—%
Money market and other	35.0%	36.5%	37.8%	0.42%	0.45%	1.42%
Saving deposits	2.1%	2.1%	2.1%	1.17%	1.17%	1.19%
Time deposits	24.9%	27.8%	36.6%	0.69%	0.98%	2.09%
Total deposit balances	100.0%	100.0%	100.0%	0.36%	0.48%	1.34%

Allowance for Credit Losses
The 2021 first quarter provision for credit losses under the CECL methodology was $3.3 million, compared with $27.5 million for the preceding fourth quarter and $28.0 million for the 2020 first quarter. The provision for credit losses for the 2021 first quarter reflects updated macroeconomic variables incorporating the Moody’s Analytics Consensus scenario that continue to show improving trends that support a strong economic recovery and taking into account the Company’s significant buildup in reserves in prior periods in consideration of the pandemic’s expected impact on its loan portfolio, as well as its low level of credit losses.

Following is the Allowance for Credit Losses as of March 31, 2021, December 31, 2020 and March 31, 2020:

(dollars in thousands) (unaudited)	3/31/2021	12/31/2020	3/31/2020
Allowance for credit losses	$207,943	$206,741	$144,923
Allowance for credit loss/loans receivable	1.52%	1.52%	1.15%
Allowance for credit losses/nonperforming loans	136.79%	167.80%	124.06%

Credit Quality
Following are the components of nonperforming assets as of March 31, 2021, December 31, 2020 and March 31, 2020:

(dollars in thousands) (unaudited)	3/31/2021	12/31/2020	3/31/2020
Loans on nonaccrual status (1)	$109,858	$85,238	$72,639
Delinquent loans 90 days or more on accrual status	384	614	387
Accruing troubled debt restructured loans	41,773	37,354	43,789
Total nonperforming loans	152,015	123,206	116,815
Other real estate owned	18,515	20,121	23,039
Total nonperforming assets	$170,530	$143,327	$139,854

(1)     Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $25.0 million, $26.5 million and $28.8 million, at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

The $24.6 million increase in loans on nonaccrual status largely reflects the addition of a $23.5 million retail commercial real estate loan. The Company noted that this was a unique situation due to the borrower’s involvement in a legal dispute and not reflective of any systemic deterioration for these property types.
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Following are the components of criticized loan balances as of March 31, 2021, December 31, 2020 and March 31, 2020:

(dollars in thousands) (unaudited)	3/31/2021	12/31/2020	3/31/2020
Special Mention	$280,974	$184,941	$122,279
Classified	379,048	366,557	278,783
Criticized	$660,022	$551,498	$401,062

The increase in criticized loans quarter-over-quarter primarily reflects downgrades in the Company’s hotel/motel portfolio to the Special Mention category. The Company noted that the performance of these loans was consistent with expectations when reserves were increased in 2020 and that no new issues for these borrowers have emerged.

Net charge offs in the 2021 first quarter totaled $2.1 million, or 0.06% of average loans receivable on an annualized basis. This compares with net charge offs of $608,000, or 0.02% of average loans receivable on an annualized basis for the 2020 fourth quarter and $3.4 million, or 0.11% of average loans receivable on an annualized basis for the 2020 first quarter.

Capital
At March 31, 2021, the Company and the Bank continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” financial institution. Following are capital ratios for the Company as of March 31, 2021, December 31, 2020 and March 31, 2020:

Hope Bancorp, Inc. (unaudited)	3/31/2021	12/31/2020	3/31/2020	Minimum Guideline for “Well-Capitalized” Bank
Common Equity Tier 1 Capital	11.08%	10.94%	11.44%	6.50%
Tier 1 Leverage Ratio	10.15%	10.22%	10.88%	5.00%
Tier 1 Risk-Based Ratio	11.78%	11.64%	12.19%	8.00%
Total Risk-Based Ratio	13.03%	12.87%	13.08%	10.00%

Following are tangible common equity (“TCE”) per share and TCE as a percentage of tangible assets as of March 31, 2021, December 31, 2020 and March 31, 2020:

(unaudited)	3/31/2021	12/31/2020	3/31/2020
Tangible common equity per share (1)	$12.73	$12.81	$12.52
Tangible common equity to tangible assets (2)	9.40%	9.50%	9.92%

(1)    Tangible common equity represents common equity less goodwill and net other intangible assets. Tangible common equity per share represents tangible common equity divided by the number of shares issued and outstanding. Both tangible common equity and tangible common equity per share are non-GAAP financial measures. A reconciliation of the Company’s total stockholders’ equity to tangible common equity is provided in the accompanying financial information on Table Page 9.
(2)    Tangible assets represent total assets less goodwill and net other intangible assets. Tangible common equity to tangible assets is the ratio of tangible common equity over tangible assets. Tangible common equity to tangible assets is a non-GAAP financial measure. A reconciliation of the Company’s total assets to tangible assets is provided in the accompanying financial information on Table Page 9.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, April 28, 2021 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its first quarter ended March 31, 2021. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103
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(international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available at the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through May 5, 2021, replay access code 10154357.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $17.2 billion in total assets as of March 31, 2021. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Forward-Looking Statements

Some statements in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying the Company’s allowances for credit losses, regulatory risks associated with current and future regulations; and the COVID-19 pandemic and its impact on our financial position, results of operations, liquidity, and capitalization. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contacts:

Alex Ko Senior EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets:	3/31/2021	12/31/2020	% change	3/31/2020	% change
Cash and due from banks	$376,666	$350,579	7%	$802,033	(53)%
Securities available for sale, at fair value	2,233,744	2,285,611	(2)%	1,718,702	30%
Federal Home Loan Bank (“FHLB”) stock and other investments	102,242	105,591	(3)%	96,956	5%
Loans held for sale, at the lower of cost or fair value	19,672	17,743	11%	8,281	138%
Loans receivable	13,702,629	13,563,213	1%	12,583,416	9%
Allowance for credit losses	(207,943)	(206,741)	1%	(144,923)	43%
Net loans receivable	13,494,686	13,356,472	1%	12,438,493	8%
Accrued interest receivable	60,498	59,430	2%	30,450	99%
Premises and equipment, net	47,918	48,409	(1)%	51,392	(7)%
Bank owned life insurance	77,089	76,765	—%	76,429	1%
Goodwill	464,450	464,450	—%	464,450	—%
Servicing assets	12,084	12,692	(5)%	14,847	(19)%
Other intangible assets, net	9,198	9,708	(5)%	11,302	(19)%
Other assets	300,613	319,214	(6)%	308,099	(2)%
Total assets	$17,198,860	$17,106,664	1%	$16,021,434	7%

Liabilities:
Deposits	$14,301,269	$14,333,912	—%	$12,836,567	11%
FHLB advances	400,000	250,000	60%	675,000	(41)%
Convertible notes, net	215,504	204,565	5%	200,716	7%
Subordinated debentures	104,469	104,178	—%	103,318	1%
Accrued interest payable	8,611	14,706	(41)%	30,436	(72)%
Other liabilities	123,426	145,558	(15)%	157,309	(22)%
Total liabilities	$15,153,279	$15,052,919	1%	$14,003,346	8%

Stockholders’ Equity:
Common stock, $0.001 par value	$136	$136	—%	$136	—%
Capital surplus	1,417,137	1,434,916	(1)%	1,429,275	(1)%
Retained earnings	823,085	785,940	5%	752,228	9%
Treasury stock, at cost	(200,000)	(200,000)	—%	(200,000)	—%
Accumulated other comprehensive gain, net	5,223	32,753	(84)%	36,449	(86)%
Total stockholders’ equity	2,045,581	2,053,745	—%	2,018,088	1%
Total liabilities and stockholders’ equity	$17,198,860	$17,106,664	1%	$16,021,434	7%

Common stock shares - authorized	150,000,000	150,000,000		150,000,000
Common stock shares - outstanding	123,480,494	123,264,864		123,169,404
Treasury stock shares	12,661,581	12,661,581		12,661,581
Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended
	3/31/2021	12/31/2020	% change	3/31/2020	% change

Interest and fees on loans	$129,736	$132,117	(2)%	$154,230	(16)%
Interest on securities	7,915	9,014	(12)%	10,609	(25)%
Interest on federal funds sold and other investments	642	598	7%	2,029	(68)%
Total interest income	138,293	141,729	(2)%	166,868	(17)%

Interest on deposits	12,770	16,934	(25)%	41,113	(69)%
Interest on other borrowings and convertible notes	2,944	4,039	(27)%	6,464	(54)%
Total interest expense	15,714	20,973	(25)%	47,577	(67)%

Net interest income before provision for credit losses	122,579	120,756	2%	119,291	3%
Provision for credit losses	3,300	27,500	(88)%	28,000	(88)%
Net interest income after provision for credit losses	119,279	93,256	28%	91,291	31%

Service fees on deposit accounts	1,790	2,991	(40)%	4,133	(57)%
International service fees	841	696	21%	790	6%
Loan servicing fees, net	1,044	566	84%	365	186%
Wire transfer fees	844	867	(3)%	998	(15)%
Net gains on sales of other loans	2,096	1,618	30%	1,855	13%
Other income and fees	2,189	4,677	(53)%	5,123	(57)%
Total noninterest income	8,804	11,415	(23)%	13,264	(34)%

Salaries and employee benefits	41,216	40,911	1%	42,502	(3)%
Occupancy	6,967	7,200	(3)%	7,410	(6)%
Furniture and equipment	4,186	4,122	2%	4,259	(2)%
Advertising and marketing	1,625	1,695	(4)%	1,673	(3)%
Data processing and communications	2,737	2,235	22%	2,631	4%
Professional fees	2,903	1,847	57%	3,300	(12)%
FDIC assessment	1,255	1,166	8%	1,559	(19)%
Credit related expenses	2,218	2,001	11%	1,662	33%
OREO expense (income), net	281	(86)	N/A	843	(67)%
Branch restructuring costs	—	2,367	(100)%	—	—%
Other	7,043	7,605	(7)%	6,301	12%
Total noninterest expense	70,431	71,063	(1)%	72,140	(2)%
Income before income taxes	57,652	33,608	72%	32,415	78%
Income tax provision	13,965	5,289	164%	6,462	116%
Net income	$43,687	$28,319	54%	$25,953	68%

Earnings Per Common Share:
Basic	$0.35	$0.23		$0.21
Diluted	$0.35	$0.23		$0.21

Weighted Average Shares Outstanding:
Basic	123,324,745	123,264,172		124,295,327
Diluted	124,336,130	123,874,229		124,676,296
Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	For the Three Months Ended (Annualized)
Profitability measures:	3/31/2021	12/31/2020	3/31/2020
ROA	1.02%	0.67%	0.67%
ROE	8.53%	5.54%	5.12%
ROTCE (1)	11.11%	7.21%	6.69%
Net interest margin	3.06%	3.02%	3.31%
Efficiency ratio	53.61%	53.77%	54.42%
Noninterest expense / average assets	1.65%	1.69%	1.87%

(1) Average tangible equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

	Three Months Ended
Pre-tax acquisition accounting adjustments:	3/31/2021	12/31/2020	3/31/2020
Accretion on purchased non-impaired loans	$705	$452	$1,059
Accretion on purchased credit deteriorated/purchased credit impaired loans	2,255	3,064	9,449
Amortization of premium on low income housing tax credits	(73)	(71)	(71)
Accretion of discount on acquired subordinated debt	(290)	(289)	(283)
Amortization of core deposit intangibles	(509)	(531)	(531)
Total acquisition accounting adjustments	$2,088	$2,625	$9,623

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
	3/31/2021			12/31/2020			3/31/2020
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans, including loans held for sale	$13,346,264	$129,736	3.94%	$13,046,443	$132,117	4.03%	$12,259,848	$154,230	5.06%
Securities available for sale	2,267,409	7,915	1.42%	2,123,025	9,014	1.69%	1,712,033	10,609	2.49%
FHLB stock and other investments	640,392	642	0.41%	749,281	598	0.32%	519,309	2,029	1.57%
Total interest earning assets	$16,254,065	$138,293	3.45%	$15,918,749	$141,729	3.54%	$14,491,190	$166,868	4.63%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$5,256,579	$5,490	0.42%	$4,910,649	$5,541	0.45%	$4,204,406	$14,880	1.42%
Savings	301,184	870	1.17%	305,341	898	1.17%	274,075	808	1.19%
Time deposits	3,767,109	6,410	0.69%	4,240,500	10,495	0.98%	4,900,405	25,425	2.09%
Total interest bearing deposits	9,324,872	12,770	0.56%	9,456,490	16,934	0.71%	9,378,886	41,113	1.76%
FHLB advances	215,889	642	1.21%	204,900	657	1.28%	594,890	2,647	1.79%
Convertible notes, net	215,002	1,322	2.46%	203,807	2,383	4.58%	199,960	2,346	4.64%
Subordinated debentures	100,392	980	3.90%	100,118	999	3.90%	99,252	1,471	5.86%
Total interest bearing liabilities	$9,856,155	$15,714	0.65%	$9,965,315	$20,973	0.84%	$10,272,988	$47,577	1.86%
Noninterest bearing demand deposits	5,052,532			4,637,584			2,963,136
Total funding liabilities/cost of funds	$14,908,687		0.43%	$14,602,899		0.57%	$13,236,124		1.45%
Net interest income/net interest spread		$122,579	2.80%		$120,756	2.70%		$119,291	2.77%
Net interest margin			3.06%			3.02%			3.31%

Cost of deposits:
Noninterest bearing demand deposits	$5,052,532	$—	—%	$4,637,584	$—	—%	$2,963,136	$—	—%
Interest bearing deposits	9,324,872	12,770	0.56%	9,456,490	16,934	0.71%	9,378,886	41,113	1.76%
Total deposits	$14,377,404	$12,770	0.36%	$14,094,074	$16,934	0.48%	$12,342,022	$41,113	1.34%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
AVERAGE BALANCES:	3/31/2021	12/31/2020	% change	3/31/2020	% change
Loans receivable, including loans held for sale	$13,346,264	$13,046,443	2%	$12,259,848	9%
Investments	2,907,801	2,872,306	1%	2,231,342	30%
Interest earning assets	16,254,065	15,918,749	2%	14,491,190	12%
Total assets	17,115,407	16,824,700	2%	15,446,807	11%

Interest bearing deposits	9,324,872	9,456,490	(1)%	9,378,886	(1)%
Interest bearing liabilities	9,856,155	9,965,315	(1)%	10,272,988	(4)%
Noninterest bearing demand deposits	5,052,532	4,637,584	9%	2,963,136	71%
Stockholders’ equity	2,047,506	2,045,959	—%	2,027,595	1%
Net interest earning assets	6,397,910	5,953,434	7%	4,218,202	52%

LOAN PORTFOLIO COMPOSITION:	3/31/2021	12/31/2020	% change	3/31/2020	% change
Commercial loans	$4,346,244	$4,157,787	5%	$3,067,132	42%
Real estate loans	8,811,423	8,772,134	—%	8,681,222	1%
Consumer and other loans	544,962	633,292	(14)%	835,062	(35)%
Loans, net of deferred loan fees and costs	13,702,629	13,563,213	1%	12,583,416	9%
Allowance for credit losses	(207,943)	(206,741)	1%	(144,923)	43%
Loan receivable, net	$13,494,686	$13,356,472	1%	$12,438,493	8%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2021	12/31/2020	% change	3/31/2020	% change
Retail buildings	$2,317,017	$2,293,396	1%	$2,314,885	—%
Hotels/motels	1,619,661	1,634,287	(1)%	1,706,082	(5)%
Gas stations/car washes	913,176	892,110	2%	852,077	7%
Mixed-use facilities	752,729	750,867	—%	770,825	(2)%
Warehouses	1,092,549	1,091,389	—%	1,024,832	7%
Multifamily	531,306	518,498	2%	481,425	10%
Other	1,584,985	1,591,587	—%	1,531,096	4%
Total	$8,811,423	$8,772,134	—%	$8,681,222	1%

DEPOSIT COMPOSITION	3/31/2021	12/31/2020	% change	3/31/2020	% change
Noninterest bearing demand deposits	$5,427,174	$4,814,254	13%	$3,010,143	80%
Money market and other	5,009,419	5,232,413	(4)%	4,851,000	3%
Saving deposits	305,326	300,770	2%	272,577	12%
Time deposits	3,559,350	3,986,475	(11)%	4,702,847	(24)%
Total deposit balances	$14,301,269	$14,333,912	—%	$12,836,567	11%

DEPOSIT COMPOSITION (%)	3/31/2021	12/31/2020		3/31/2020
Noninterest bearing demand deposits	38.0%	33.6%		23.5%
Money market and other	35.0%	36.5%		37.8%
Saving deposits	2.1%	2.1%		2.1%
Time deposits	24.9%	27.8%		36.6%
Total deposit balances	100.0%	100.0%		100.0%
Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

CAPITAL RATIOS:	3/31/2021	12/31/2020	3/31/2020
Total stockholders’ equity	$2,045,581	$2,053,745	$2,018,088
Common equity tier 1 ratio	11.08%	10.94%	11.44%
Tier 1 risk-based capital ratio	11.78%	11.64%	12.19%
Total risk-based capital ratio	13.03%	12.87%	13.08%
Tier 1 leverage ratio	10.15%	10.22%	10.88%
Total risk weighted assets	$14,338,828	$14,341,456	$13,348,162
Book value per common share	$16.57	$16.66	$16.38
Tangible common equity to tangible assets [1]	9.40%	9.50%	9.92%
Tangible common equity per share [1]	$12.73	$12.81	$12.52

[1] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES CHANGES:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Balance at beginning of period	$206,741	$179,849	$161,771	$144,923	$94,144
CECL day 1 adoption impact	—	—	—	—	26,200
Provision for credit losses	3,300	27,500	22,000	17,500	28,000
Recoveries	1,423	2,207	2,428	252	2,536
Charge offs	(3,521)	(2,815)	(6,350)	(904)	(5,957)
Balance at end of period	$207,943	$206,741	$179,849	$161,771	$144,923
Net charge offs/average loans receivable (annualized)	0.06%	0.02%	0.12%	0.02%	0.11%

	Three Months Ended
NET LOAN CHARGE OFFS (RECOVERIES):	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Real estate loans	$2,234	$(726)	$5,154	$148	$2,230
Commercial loans	(80)	1,167	(1,451)	240	676
Consumer loans	(56)	167	219	264	515
Total net charge offs	$2,098	$608	$3,922	$652	$3,421

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Loans on nonaccrual status [3]	$109,858	$85,238	$69,205	$82,137	$72,639
Delinquent loans 90 days or more on accrual status	384	614	1,537	430	387
Accruing troubled debt restructured loans	41,773	37,354	35,429	44,026	43,789
Total nonperforming loans	152,015	123,206	106,171	126,593	116,815
Other real estate owned	18,515	20,121	18,410	20,983	23,039
Total nonperforming assets	$170,530	$143,327	$124,581	$147,576	$139,854
Nonperforming assets/total assets	0.99%	0.84%	0.74%	0.86%	0.87%
Nonperforming assets/loans receivable & OREO	1.24%	1.06%	0.95%	1.14%	1.11%
Nonperforming assets/total capital	8.34%	6.98%	6.11%	7.27%	6.93%
Nonperforming loans/loans receivable	1.11%	0.91%	0.81%	0.98%	0.93%
Nonaccrual loans/loans receivable	0.80%	0.63%	0.53%	0.64%	0.58%
Allowance for credit losses/loans receivable	1.52%	1.52%	1.37%	1.26%	1.15%
Allowance for credit losses/nonaccrual loans	189.28%	242.55%	259.88%	196.95%	199.51%
Allowance for credit losses/nonperforming loans	136.79%	167.80%	169.40%	127.79%	124.06%
Allowance for credit losses/nonperforming assets	121.94%	144.24%	144.36%	109.62%	103.62%

[3] Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $25.0 million, $26.5 million, $26.2 million, $30.3 million, and $28.8 million at March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, respectively.

NONACCRUAL LOANS BY TYPE:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Real estate loans	$91,940	$67,450	$51,739	$64,060	$56,787
Commercial loans	14,080	13,911	13,022	12,079	12,747
Consumer loans	3,838	3,877	4,444	5,998	3,105
Total nonaccrual loans	$109,858	$85,238	$69,205	$82,137	$72,639

BREAKDOWN OF ACCRUING TROUBLED DEBT RESTRUCTURED LOANS:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Retail buildings	$6,319	$5,408	$5,451	$5,526	$5,014
Gas stations/car washes	210	219	224	1,789	1,675
Mixed-use facilities	3,377	3,521	4,323	3,583	3,157
Warehouses	14,124	7,296	7,320	13,433	13,381
Other [5]	17,743	20,910	18,111	19,695	20,562
Total	$41,773	$37,354	$35,429	$44,026	$43,789

[5] Includes commercial business, consumer, and other loans

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
30 - 59 days	$18,175	$11,347	$5,962	$18,857	$37,866
60 - 89 days	8,314	16,826	58,065	29,975	2,605
Total	$26,489	$28,173	$64,027	$48,832	$40,471

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE BY TYPE:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Real estate loans	$18,331	$15,689	$60,510	$27,245	$23,753
Commercial loans	1,002	3,393	624	5,987	4,583
Consumer loans	7,156	9,091	2,893	15,600	12,135
Total	$26,489	$28,173	$64,027	$48,832	$40,471

CRITICIZED LOANS:	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Special mention	$280,974	$184,941	$153,388	$127,149	$122,279
Substandard	379,048	366,556	311,902	299,357	278,771
Doubtful/Loss	—	1	6,640	11	12
Total criticized loans	$660,022	$551,498	$471,930	$426,517	$401,062
Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

Reconciliation of GAAP financial measures to non-GAAP financial measures

Management reviews select non-GAAP financial measures in evaluating the Company’s and the Bank’s financial performance and in response to market participant interest. A reconciliation of the GAAP to non-GAAP financial measures utilized by management is provided below.

	Three Months Ended
	3/31/2021	12/31/2020	3/31/2020
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average stockholders’ equity	$2,047,506	$2,045,959	$2,027,595
Less: Goodwill and core deposit intangible assets, net	(473,961)	(474,467)	(476,053)
Average tangible common equity	$1,573,545	$1,571,492	$1,551,542

Net income	$43,687	$28,319	$25,953
Return on average tangible common equity (annualized)	11.11%	7.21%	6.69%

	Three Months Ended
	3/31/2021	12/31/2020	3/31/2020
TANGIBLE COMMON EQUITY
Total stockholders’ equity	$2,045,581	$2,053,745	$2,018,088
Less: Goodwill and core deposit intangible assets, net	(473,648)	(474,158)	(475,752)
Tangible common equity	$1,571,933	$1,579,587	$1,542,336

Total assets	$17,198,860	$17,106,664	$16,021,434
Less: Goodwill and core deposit intangible assets, net	(473,648)	(474,158)	(475,752)
Tangible assets	$16,725,212	$16,632,506	$15,545,682

Common shares outstanding	123,480,494	123,264,864	123,169,404

Tangible common equity to tangible assets	9.40%	9.50%	9.92%
Tangible common equity per share	$12.73	$12.81	$12.52

	Three Months Ended
	3/31/2021	12/31/2020	3/31/2020
PRE-TAX PRE-PROVISION INCOME
Net income	$43,687	$28,319	$25,953
Add back - tax provision	13,965	5,289	6,462
Add back - provision for credit losses	3,300	27,500	28,000
Pre-tax pre-provision income	$60,952	$61,108	$60,415

Table Page 9